Exhibit 99(i)(2)

Transamerica Asset Management, Inc. P.O. Box 9012 Clearwater, Florida 33758-9012 727-299-1800

April 29, 2011

Transamerica Partners Funds Group II
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Transamerica Partners Funds Group II (the “Trust”)
Offering of Shares of Beneficial Interest
Post-Effective Amendment No. 33
File Nos.: Registration No. 333-00295 and 811-07495

Gentlemen:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Partners Funds Group II (the “Trust”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Trust.

I have examined the Trust’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Trust.

Very truly yours,

/s/ Dennis P. Gallagher, Esq.
Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary